Exhibit 99.1

Shift Technologies Appoints Retail Industry Veteran, Oded Shein, as Chief Financial Officer

SAN FRANCISCO – March 15, 2021 – Shift (NASDAQ: SFT), a leading end-to-end auto ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience, today announced the appointment of Oded Shein as the company’s Chief Financial Officer (CFO), responsible for all Finance, Accounting and Business Operations functions.

Mr. Shein has extensive public company experience in the retail industry. He served as CFO of Stage Stores for seven years and is presently a Board Member and Chair of the Audit Committee at Conn’s HomePlus. He has also served as CFO of The Fresh Market and in senior finance roles at Belk and Charming Shoppes. Mr. Shein will oversee a team led by other experienced finance professionals, including Controller and Senior Vice President Blima Tuller and Vice President of FP&A and Business Operations Julie Zarenko.

“We are very excited to have Oded join the organization as we continue to execute our strategy and build value for our customers, employees and shareholders,” said George Arison, Shift’s co-founder and co-CEO. “His extensive experience as a public company CFO, his financial expertise and his proven leadership qualities will be an invaluable addition to the team.”

“I am thrilled to be joining Shift after the record-breaking year they had in 2020, and I feel privileged to have this opportunity to serve Shift’s customers, teammates, community and shareholders,” said Mr. Shein.

Mr. Shein will be taking over for Cindy Hanford, who will be stepping down after serving as the finance leader at Shift since October 2019. Mr. Shein’s appointment will be effective upon the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Ms. Hanford will stay on as a consultant to Shift to assist with the transition through April 21, 2021.

“On behalf of our Board of Directors and everyone at Shift, I thank Cindy for her exceptional leadership and contribution as our CFO over the past year. She led our finance operation as we transitioned to a publicly held company and built a strong finance team. Cindy has made a valuable contribution to Shift, a foundation from which we build as we grow Shift” said Toby Russel, co-founder and co-CEO.

About Shift

Shift is a leading end-to-end auto ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience. Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, digital solutions throughout the car ownership lifecycle: finding the right car, having a test drive brought to you before buying the car, a seamless digitally-driven purchase transaction including financing and vehicle protection products, an efficient, digital trade-in/sale transaction, and a vision to provide high-value support services during car ownership. For more information please visit www.shift.com.